Exhibit 4.3(iii)

ECOLAB SAVINGS PLAN AND ESOP 2017 RESTATEMENT

SECOND AMENDMENT

WHEREAS, Ecolab Inc. (“Company”) sponsors the Ecolab Savings Plan and ESOP – 2017 Restatement, as amended and restated effective January 1, 2017, and as further amended (“Plan”); and

WHEREAS, pursuant to Section 10.2 of the Plan, the Company has the right to amend the Plan at any time, to any extent that it may deem advisable; and

WHEREAS, effective as of January 1, 2018, the Company desires to amend the Plan in accordance with proposed Internal Revenue Service (“IRS”) regulations to clarify that a participant may receive a hardship withdrawal on account of expenses for the repair of damage to a participant’s principal residence that qualify for a casualty deduction under Section 165 of the Internal Revenue Code (the “Code”), determined without regard to Code Section 165(h)(5) except for hardship withdrawals made between March 14, 2018 and December 31, 2018; and

WHEREAS, effective as of January 1, 2019, the Company desires to amend the Plan in accordance with proposed IRS regulations to reflect that a participant may receive a hardship withdrawal on account of expenses incurred following a federally declared disaster that occurs in an area designated by the Federal Emergency Management Agency for individual assistance with respect to the disaster; and

WHEREAS, effective as of January 1, 2019, the Company desires to amend the Plan in accordance with the Bipartisan Budget Act of 2018 to (i) eliminate the requirement that a participant request a loan under the Plan before taking a hardship withdrawal and the requirement that a participant be suspended from making elective deferral contributions for the six-month period following a hardship withdrawal and (ii) reflect that earnings on elective deferral contributions from after December 31, 1988 may be distributed upon a hardship withdrawal; and

WHEREAS, effective as of January 1, 2019, the Company desires to amend the Plan to clarify that a plan loan may not be made to a participant who is unable repay such loan via payroll deduction from a United States payroll.

NOW THEREFORE, the Plan is hereby amended in the following respects, effective as of the dates set forth below:

1.Effective January 1, 2019, subsection (C)(9) of Section 3.1 (Elective Deferral Contributions) is amended to read as follows:

“(9)Elective Deferral Contributions for a Participant who makes a hardship withdrawal pursuant to Section 6.2 will be automatically suspended for the six-month period beginning on the date of the withdrawal distribution.

Following the suspension period the Participant may again elect Eligible Earnings reductions in accordance with this subsection.  Notwithstanding the foregoing, effective January 1, 2019, a Participant who makes a hardship withdrawal pursuant to Section 6.2 will no longer be suspended from making Elective Deferral Contributions under the Plan.  Any Participant who made a hardship withdrawal prior to January 1, 2019 and was in a suspension period as of December 31, 2018 will have such suspension removed effective as of January 1, 2019.”

2.Effective January 1, 2018, subsection (C)(6) of Section 6.2 (Hardship Withdrawals from Elective Deferral Funds) is amended in its entirety to read as follows:

“(6)payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income and, except for hardship withdrawals made between March 14, 2018 and December 31, 2018, without regard to Code Section 165(h)(5)); and”

3.Effective January 1, 2019, Section 6.2 is amended in its entirety to read as follows:

“Section 6.2Hardship Withdrawals from Elective Deferral Funds

(A)Subject to the provisions of Section 6.4, an Active Participant may withdraw from his or her Before-Tax Savings Contribution and Roth 401(k) Contribution Accounts an amount not in excess of the amount of Elective Deferral Contributions made on the Participant’s behalf on or prior to the date of distribution, reduced by the amount of Elective Deferral Contributions previously distributed from such Accounts, and further reduced by the total outstanding balance of all loans to the Participant charged to such Accounts.  Such withdrawal will be made only if the Administrator determines that the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.
(B)The amount subject to withdrawal will include any earnings credited to the Participant’s Before-Tax Savings Contribution and Roth 401(k) Contribution Accounts to the extent not previously withdrawn or distributed, and will exclude any Matching Contributions redesignated as Elective Deferral Contributions.
(C)A distribution will be deemed to be made on account of an immediate and heavy financial need only if the Participant establishes that the withdrawal is made on account of a purpose specified in Treasury Regulations as constituting a deemed financial hardship.  Such purposes include:
(1)expenses for medical care, described in section 213(d) of the Code, incurred or to be incurred by the Participant, the Participant’s Spouse, the

Participant’s dependent (as described in Code Section 152) or the Participant’s Beneficiary;
(2)costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;
(3)payment of tuition and related educational expenses for the next year of post-secondary education for the Participant or his or her Spouse, child or other dependent, or the Participant’s Beneficiary;
(4)payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure of the mortgage on the Participant’s principal residence;
(5)payment of funeral or burial expenses for the Participant’s Spouse, child, parent or dependent or the Participant’s Beneficiary; and
(6)payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income and, except for hardship withdrawals made between March 14, 2018 and December 31, 2018, without regard to Code Section 165(h)(5)); and
(7)payment of expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (‘FEMA’) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Pub. L. 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.
(D)A distribution will be deemed to be necessary to satisfy the immediate and heavy financial need of the Participant only if the Administrator determines that each of the following requirements is satisfied:
(1)The distribution is not in excess of the sum of the amount of the immediate and heavy financial need of the Participant plus, if elected by the Participant, the amount of taxes required to be withheld from the distribution.
(2)The Participant has received all available withdrawals and has elected distribution of all available ESOP dividends under all qualified plans maintained by any Affiliated Organization.
(3)All Elective Deferral Contributions and all elective deferrals and after-tax employee contributions under any plan maintained by any Affiliated Organization by or on behalf of the Participant will be suspended for a period of at least six months following the date of the distribution.  Notwithstanding the foregoing, effective January 1, 2019, a Participant who makes a hardship withdrawal pursuant to this Section will no longer be suspended from making Elective Deferral Contributions under the Plan.  Any Participant who made a hardship withdrawal prior to January 1, 2019 and was in a suspension period as of December 31, 2018 will have such suspension removed effective as of January 1, 2019.
(E)The Administrator’s determination of the existence of a Participant’s financial hardship and the amount that may be withdrawn to satisfy the need created by such hardship will be made in accordance with Treasury Regulations and will be final and binding on the Participant. Such withdrawal distribution will be made as soon as administratively practicable following the Administrator’s determination that a financial hardship exists and will be based on the amount of the balances of the Participant’s Before-Tax Savings Contribution and Roth 401(k) Accounts on the date of the distribution.  The Administrator will not be obligated to supervise or otherwise verify that amounts withdrawn are applied in the manner specified in the Participant’s withdrawal application.”
4.Effective January 1, 2019, subsection (A)(5) of Section 6.5 (Plan Loans) is amended to read as follows:

“(5)No loan will be made to any person who is unable to repay such loan via payroll deduction from a United States payroll or who fails to satisfy uniform, commercially reasonable standards, related solely to ability to repay, established by Plan Rules.”

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal to be affixed, on the date written below.

Dated: December 20, 2018

ECOLAB INC.

		By:	/s/ Daniel J. Schmechel
Daniel J. Schmechel
Chief Financial Officer

Attest:	/s/ Michael C. McCormick
Michael C. McCormick
Executive Vice President, General Counsel,
and Secretary